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                 September 20, 2022

       Peter Platzer
       Chief Executive Officer
       Spire Global, Inc.
       8000 Towers Crescent Drive
       Suite 1100
       Vienna, VA 22182

                                                        Re: Spire Global, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 14,
2022
                                                            File No. 333-267413

       Dear Mr. Platzer:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Pamela L. Marcogliese,
Esq.